EXHIBIT 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the reference to our firm under the caption “Experts” in the Registration Statement (Form S-3 Amendment No. 3 No. 333-113757) and related Prospectus and Prospectus Supplement of Southern Union Company for the registration of 11,000,000 shares of its Common Stock and to the incorporation by reference therein of our report dated March 14, 2003, with respect to the consolidated financial statements of Panhandle Eastern Pipe Line Company as of December 31, 2002 and 2001 and for each of the three years in the period ended December 31, 2002 filed as exhibit No. 99.1 to this Current Report (Form 8-K).

/s/ ERNST & YOUNG LLP

Houston, Texas
July 20, 2004